Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 21, 2007, accompanying the consolidated financial statements and schedule of APA Enterprises, Inc. and subsidiaries included in the Annual Report on Form 10-KSB for the period ended September 30, 2007 (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Financial Accounting Standard Board Statement No. 123(R), Share-Based Payment).  We hereby consent to the incorporation by reference of said report in the Registration Statements of APA Enterprises, Inc. on Forms S-8 (File No. 333-74214, effective November 30, 2001; File No. 333-44500, effective August 25, 2000; File No. 333-44488, effective August 25, 2000; File No. 333-44486, effective August 25, 2000; and File No. 333-136828, effective August 23, 2006).

/s/GRANT THORNTON LLP

Minneapolis, Minnesota
December 21, 2007